Exhibit 10.9

Execution Version

SECOND AMENDED AND RESTATED

CRUDE OIL TREATING AGREEMENT

consisting of the

AGREEMENT TERMS AND CONDITIONS RELATING TO

CRUDE OIL TREATING SERVICES

taken together with the applicable

AGREEMENT ADDENDUM

now or in the future effective

i

ARTICLE 8 TITLE AND CUSTODY		23

Section 8.1	Title	23
Section 8.2	Custody	23

ARTICLE 9 BILLING AND PAYMENT		23

Section 9.1	Statements	23
Section 9.2	Payments	24
Section 9.3	Adequate Assurances	25
Section 9.4	Audit	25
Section 9.5	Netting and Setoff	25

ARTICLE 10 REMEDIES		26

Section 10.1	Suspension of Performance; Temporary Release from Dedication	26
Section 10.2	No Election	27
Section 10.3	Enforcement by OpCo. OpCo, on behalf of itself and Midstream Co, shall have the right to enforce all rights of Midstream Co set forth in this Agreement	27

ARTICLE 11 FORCE MAJEURE		27

Section 11.1	Force Majeure	27

ARTICLE 12 CHANGE IN LAW AND SCOPE		27

Section 12.1	Changes in Applicable Law	27
Section 12.2	Unprofitable Operations and Rights of Termination	28

ARTICLE 13	RESERVED	29

ARTICLE 14	INDEMNIFICATION AND INSURANCE	29

Section 14.1	Reciprocal Indemnity	29
Section 14.2	Indemnification Regarding Third Parties	30
Section 14.3	Actual Direct Damages	30
Section 14.4	Penalties	30
Section 14.5	Insurance	30

ARTICLE 15 ASSIGNMENT		31

Section 15.1	Assignment of Rights and Obligations under this Agreement	31
Section 15.2	Pre-Approved Assignments	32
Section 15.3	Change of Control	32

ARTICLE 16 OTHER PROVISIONS		32

Section 16.1	Relationship of the Parties	32
Section 16.2	Notices	32
Section 16.3	Reserved	33
Section 16.4	Waivers; Rights Cumulative	33
Section 16.5	Entire Agreement; Conflicts	33
Section 16.6	Amendment	33
Section 16.7	Governing Law; Arbitration.	34

Section 16.8	Parties in Interest	34
Section 16.9	Preparation of Agreement	35
Section 16.10	Severability	35
Section 16.11	Counterparts	35
Section 16.12	Confidentiality	35

EXHIBITS

EXHIBIT A	OPERATING TERMS AND CONDITIONS
EXHIBIT B	SERVICE AREA
EXHIBIT C	PRODUCER’S ADDRESSES FOR NOTICE PURPOSES
EXHIBIT D	MEMORANDUM OF SERVICES AGREEMENT WITH DEDICATION
EXHIBIT E	INSURANCE

AGREEMENT ADDENDA

AS OF OCTOBER 9, 2015

ADDENDUM 01	Noble Energy, Inc. and Noble Midstream Services, LLC, regarding the Platteville Facility and Briggsdale Facility.

AGREEMENT TERMS AND CONDITIONS RELATING TO

CRUDE OIL TREATING SERVICES

These AGREEMENT TERMS AND CONDITIONS RELATING TO CRUDE OIL TREATING SERVICES (these “Agreement Terms and Conditions”) shall be effective with respect to each signatory of each Agreement Addendum as of the Effective Date specified in the applicable Agreement Addendum. These Agreement Terms and Conditions were last updated as of October 9, 2015. These Agreement Terms and Conditions taken together with the applicable Agreement Addendum shall constitute one Agreement, separate and apart from any other Agreement governed by these Agreement Terms and Conditions.

Recitals:

A. Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Service Area that require services related to the treating and processing of Crude Oil.

B. Producer wishes to obtain such treating and processing services from one or more companies on consistent terms and conditions throughout the Service Area.

C. These Agreement Terms and Conditions shall apply to the services provided by each Midstream Co that executes and delivers an Agreement Addendum, except to the extent of any deviation expressly set forth in such Agreement Addendum.

D. Each Midstream Co that executes and delivers an Agreement Addendum owns and operates one or more facilities that treat Crude Oil. OpCo, owns, directly or indirectly, the Controlling equity interests in each Midstream Co and shall assist all of the Midstream Cos to, collectively, provide all of the Services required by Producer hereunder.

Agreements:

NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, OpCo, Midstream Co and Producer hereby agree as follows:

Article 1

Definitions

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Adequate Assurance of Performance” has the meaning given to it in Section 9.3.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Producer and its subsidiaries (other than OpCo and its subsidiaries), on the one hand, and OpCo and its subsidiaries, on the other, shall not be considered Affiliates of each other for purposes of this Agreement, except for Section 2.2(b).

Second Amended and Restated Crude Oil Treating Agreement

“Affiliate Entity” means any Affiliate to whom Midstream Co assigns its rights and obligations under this Agreement.

“Affiliate Entity Dedicated Properties” has the meaning given to it in Section 15.1(a)(i).

“Agreement” means the Agreement Terms and Conditions taken together with the Agreement Addendum.

“Agreement Addendum” means each Agreement Addendum, as from time to time amended or otherwise modified, that expressly states it is governed by the Agreement Terms and Conditions. “Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Agreement Terms and Conditions” has the meaning given to it in the introductory paragraph and shall include any amendments or other modifications entered into from time to time.

“Barrel” means a barrel of 42 U.S. gallons measured at 60 degrees Fahrenheit.

“BS&W” means basic sediment and water.

“Business Day” means a Day (other than a Saturday or Sunday) on which commercial banks in the State of Colorado are generally open for business.

“Claiming Party” has the meaning given to it in the definition of Force Majeure.

“Committed Build-Outs” has the meaning given to in in Section 3.1(c)(ii).

“Conflicting Dedication” means any polishing, processing or treating agreement, commitment, or arrangement (including any volume commitment) that requires Producer’s owned or Controlled Crude Oil to be polished, processed or treated on any polishing, processing or treating facility other than the System, including any such agreement, commitment, or arrangement burdening properties hereinafter acquired by Producer in the Dedication Area. For the avoidance of doubt, no dedication of acreage shall constitute a Conflicting Dedication if Producer’s requirement under such dedication is to deliver Crude Oil from the tailgate of the System or any other point that is a Delivery Point hereunder.

“Control” (including the term “Controlled”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Crude Oil, such Crude Oil produced from the Dedication Area and owned by a Third Party or an Affiliate and with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Crude Oil and Producer elects or is obligated to market such Crude Oil on behalf of the applicable Third Party or Affiliate.

“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Midstream Co).

2	Second Amended and Restated Crude Oil Treating Agreement

“Crude Oil” means the crude oil produced from oil or gas wells, in its natural form, after initial separation and storage in lease storage tanks which may include associated water naturally produced therewith.

“Day” means a period of time beginning at 12:00 a.m. (midnight) Mountain Time on a calendar day and ending at 12:00 a.m. (midnight) Mountain Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Production” has the meaning given to it in Section 2.1.

“Dedicated Production Estimates” has the meaning given to it in Section 3.1(b)(i).

“Dedicated Properties” means (a) Producer’s interests in the oil and/or gas leases, mineral interests, and other similar interests that as of the Original Effective Date are, or that after the Original Effective Date become, owned and operated by Producer in the Dedication Area and (b) each of Producer’s Affiliate’s interests in the oil and/or gas leases, mineral interests, and other similar interests that as of the Original Effective Date are, or that after the Original Effective Date become, owned by such Affiliate and operated by Producer in the Dedication Area. Any Well, Drilling Unit, or acreage that is permanently released pursuant to Section 2.4(a) or otherwise, shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release.

“Dedication Area” means, with respect to any particular Agreement, the area described on the applicable AgreemFent Addendum, including any additions or supplements to such Agreement Addendum after the Effective Date of such Agreement Addendum, and, when the context requires, all of the areas described on the then-effective Agreement Addenda, taken together.

“Delivery Point” means the point at which custody transfers from Midstream Co to or for the account of Producer. The custody transfer point may include (a) the tailgate of the Individual System or (b) any other point as may be mutually agreed between the Parties. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing among Producer, Midstream Co and OpCo, and additional points may become Delivery Points hereunder as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.

“Development Report” has the meaning given to it in Section 3.1(a).

“Downstream Facility” means (a) any pipeline or pipeline facility storage downstream of any Delivery Point from the Individual System or Third Party Truck Unload Facility, or (b) a Crude Oil processing facility downstream of any Delivery Point (i) to which Producer has dedicated, or in the future elects to dedicate, any Dedicated Production for processing, or (ii) at which Producer has arranged for Dedicated Production to be processed further prior to delivery to a pipeline described in part (a) above.

3	Second Amended and Restated Crude Oil Treating Agreement

“Effective Date” has the meaning given to it in the applicable Agreement Addendum.

“Escalation Percentage” means 2.50%.

“First Development Report” has the meaning given to it in Section 3.1(a).

“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes, but is not restricted to: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of Producer that affect the timing of production or production levels; (k) mining accidents, subsidence, cave-ins and fires; (l) action or restraint by court order or public or Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint), (m) delays or failures by a Governmental Authority to grant permits, licenses or other similar consents applicable to the System (or any Individual System) so long as Midstream Co has used its commercially reasonable efforts to make any required filings with such Governmental Authority relating to such permits, licenses or other similar consents and (n) delays or failures by Midstream Co to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as Midstream Co has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Increase in Fee” has the meaning given to it in Section 5.2(b).

“Individual Fee” means the aggregate of the Individual Vertical Fee and the Individual Horizontal Fee set forth on the applicable Agreement Addendum.

4	Second Amended and Restated Crude Oil Treating Agreement

“Individual Horizontal Fee” means the Monthly rate for making Services available to horizontal Wells at a particular Individual System, as set forth opposite the heading “Individual Horizontal Fee” on the applicable Agreement Addendum.

“Individual System” means each Crude Oil polishing, processing or treating facility owned by Midstream Co described on the applicable Agreement Addendum, in each case, as such plant, facilities, pipelines and interconnects may be modified and/or extended from time to time. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer and the Parties shall evidence such additional Individual Systems by amending the applicable Agreement Addendum or OpCo shall cause the appropriate subsidiary to execute additional Agreement Addenda, as applicable.

“Individual Vertical Fee” means the Monthly rate for making Services available to vertical Wells at a particular Individual System, as set forth opposite the heading “Individual Horizontal Fee” on the applicable Agreement Addendum.

“Initial Term” has the meaning given to it in Section 7.1.

“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Invoice Month” has the meaning given to it in Section 9.1(a)

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Loss” or “Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character (except punitive or exemplary damages), including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

“Measurement Device” means the lease automatic custody transfer, coriolis, or other metering device and/or equipment which, along with application of test results (e.g. shrinkage factors, BS&W factors, meter proves, etc), as required for the Individual System, measure the amount of oil, water, and BS&W at Receipt Points and Delivery Points, all of which shall conform to industry standards and government regulations, as further described in Exhibit A.

“Midstream Co” means the entity or entities identified as such in the applicable Agreement Addendum, together with its or their permitted successors and assigns.

5	Second Amended and Restated Crude Oil Treating Agreement

“Midstream Co Group” means Midstream Co, OpCo and OpCo’s directors, officers, employees, agents, and Affiliates (excluding subsidiaries of OpCo that are not a Party hereunder).

“Month” means a period of time beginning at 12:00 a.m. (midnight) Mountain Time on the first Day of a calendar month and ending at 12:00 a.m. (midnight) Mountain Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Monthly Loss/ Gain Report” means the report delivered pursuant to Section 9.1(d), which shall include all of the information required to be included in such report as detailed in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.

“OpCo” means the entity or entities identified as such in the applicable Agreement Addendum, together with its or their permitted successors and assigns.

“Original Effective Date” means January 1, 2015.

“Party” or “Parties” with respect to each Agreement governed by these Agreement Terms and Conditions, shall mean OpCo, the Producer and the applicable Midstream Co. Unless expressly stated otherwise, references to “Parties” shall not refer to all parties to all Agreements governed hereby. Rather, references to “Parties” shall refer only to such Parties as determined by the applicable Agreement Addendum.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Planned Delivery Point” has the meaning given to it in Section 3.1(b)(iv).

“Planned Receipt Point” has the meaning given to it in Section 3.1(b)(iii).

“Planned Well” has the meaning given to it in Section 3.1(b)(i).

“Plant Rules” means the rules posted from time to time at an Individual System or otherwise communicated to Producer by Midstream Co, in each case, pertaining to access, safety, conduct and use of the System.

“Processed Crude Oil” means Crude Oil that has been processed or treated at an Individual System.

“Producer” means the entity or entities identified as such in the applicable Agreement Addendum, together with its or their permitted successors and assigns.

“Producer Group” means Producer, and Producer’s directors, officers, employees, agents and Affiliates.

6	Second Amended and Restated Crude Oil Treating Agreement

“Producer Processed Crude Oil” means the Processed Crude Oil allocable to or for the account of Producer.

“Psia” means pounds per square inch absolute.

“Receipt Point” means the point at which Midstream Co obtains custody to the Crude Oil. The custody transfer point may include: (a) the upstream flange of each Measurement Device (owned by Midstream Co) located at the applicable Third Party Truck Unload Facility through which Crude Oil that is being delivered into the System passes, (b) the downstream flange of each Measurement Device (owned by a Third Party) located at the applicable Third Party Truck Unload Facility through which Crude Oil that is being delivered into the System passes or (c) any other point mutually agreed between Midstream Co and Producer that is listed in the applicable Agreement Addendum. The Receipt Points in existence on the Effective Date shall be set forth in writing among Producer, Midstream Co and OpCo, and additional points may become Receipt Points hereunder as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.

“Redetermination Deadline” has the meaning given to it in Section 5.2(a)(iii).

“Redetermination Proposal” has the meaning given to it in Section 5.2(a)(i).

“Redetermined Individual Fee” has the meaning given to it in Section 5.2(a)(i).

“Relevant Wells” means, with respect to any Month, those Wells that are producing in paying quantities during such Month and are capable of delivering Crude Oil to or for the account of Producer at one or more storage tanks or other storage facilities from which such Crude Oil is ultimately trucked to the System or any Downstream Facility.

“Reporting Period” means, with respect to any report delivered hereunder, the period beginning on the first day of the fiscal quarter during which such report is delivered and ending 36 Months after such date.

“Rules” has the meaning given to it in Section 16.7.

“Services” means: (i) the receipt of Dedicated Production Tendered by or on behalf of Producer at the Receipt Points; (ii) the polishing, processing and treating of such Dedicated Production, as needed, to meet the Crude Oil specifications of pipelines and other facilities downstream of the Delivery Point; (iii) the redelivery of Producer Processed Crude Oil at the relevant Delivery Points (as nominated by Producer) for Producer’s account, reduced or increased, as appropriate, by System Gains/ Losses allocated to Producer; (iv) the metering of such Dedicated Production at the Receipt Points; and (vi) the metering of such Producer Processed Crude Oil at the Delivery Points.

“Services Fee” means, collectively, the fees described in Section 5.1.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.

7	Second Amended and Restated Crude Oil Treating Agreement

“System” is a collective reference to each Individual System described in all of the Agreement Addenda.

“System Gains/Losses” means any Crude Oil, in terms of Barrels, received into the System that is lost, gained, or otherwise not accounted for incident to, or occasioned by, the processing, treating, polishing, and redelivery, of Crude Oil.

“System Plan” has the meaning given to it in Section 3.1(c).

“Target Completion Date” has the meaning given to it in Section 3.1(c)(iv).

“Tender” means the act of Producer’s making Crude Oil available or causing Crude Oil to be made available to the System at a Receipt Point. “Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 7.1.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Third Party Truck Unload Facilities” means the truck unload facilities that are owned by Third Parties and at which Crude Oil is unloaded for subsequent delivery into the System or into a Downstream Facility.

“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing among Producer, OpCo and one or more subsidiaries of OpCo, in its capacity as Midstream Co, together with (i) each additional or replacement agreement entered into with Producer, OpCo and/ or an Affiliate Entity and (ii) all amendments or modifications to each of the foregoing.

“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area and (iii) in which Producer owns an interest and is the operator.

“Year” means a period of time on and after January 1 of a calendar year through and including December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

Section 1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above have the meanings ascribed to them throughout this Agreement.

8	Second Amended and Restated Crude Oil Treating Agreement

Section 1.3 References and Rules of Construction. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended from time to time.

Article 2

Dedication of Production

Section 2.1 Producer’s Dedication. Subject to Section 2.2 through Section 2.4, Producer dedicates and commits to deliver to Midstream Co under this Agreement during the Term that portion of the Crude Oil produced from the Dedicated Properties that (a) Producer elects to deliver to the Third Party Truck Unload Facilities and (b) requires polishing and additional treatment (the “Dedicated Production”).

Section 2.2 Conflicting Dedications.

(a) Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with each of the Conflicting Dedications existing on the date hereof and any other Conflicting Dedication applicable as of the date of acquisition of any oil and/or gas leases, mineral interests, and other similar interests within the Dedication Area (i) acquired by Producer after the Original Effective Date and (ii) which otherwise would have become subject to dedication under this Agreement (but not any Conflicting Dedications entered into in connection with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract, without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.

(b) Midstream Co acknowledges that certain Conflicting Dedications contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party and (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

9	Second Amended and Restated Crude Oil Treating Agreement

(c) To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Midstream Co shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements or other arrangements, if required by Producer.

Section 2.3 Producer’s Reservation. Producer reserves the following rights respecting Dedicated Production for itself:

(a) to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right (but not the obligation) to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, and to cease production from or abandon any Well or surrender any applicable oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation;

(b) in Producer’s sole discretion, Producer has the right to truck Crude Oil produced within the Dedication Area to any destination or market, so long as any such Crude Oil that, to the knowledge of Producer, requires treating or processing in order to be accepted into a Downstream Facility shall be trucked to a Third Party Truck Unload Facility that is serviced by the System; provided that if Producer does not have the legal authority to direct the delivery location of such Crude Oil the foregoing clause, which begins with “so long as”, shall not apply;

(c) Reserved;

(d) Reserved;

(e) to pool, communitize or unitize Producer’s interests with respect to Dedicated Production; provided that Producer’s share of Dedicated Production produced from such pooled, communitized, or unitized interests shall be committed and dedicated pursuant to this Agreement limited as set forth in Section 2.1, Section 2.2 and this Section 2.3.

Section 2.4 Releases from Dedication.

(a) Permanent Releases. Dedicated Production from a Well or Wells affected by one or more of the conditions below, and the acreage in each Drilling Unit with respect to such Wells, shall be permanently released from dedication under this Agreement, and Producer may deliver and commit such Dedicated Production to such other processor as it shall determine (including, an Affiliate Entity pursuant to Section 2.4(a)(vii)):

(i) upon written notice from Producer, if Midstream Co has failed to complete a Committed Build-Out on or before the 90th Day after the Target Completion Date;

(ii) upon expiration of the Term, as further described in Section 7.2;

(iii) upon written agreement of Producer, OpCo and Midstream Co;

10	Second Amended and Restated Crude Oil Treating Agreement

(iv) upon written notice from Producer, if a Force Majeure of the type described in clauses (l), (m) or (n) of the definition of “Force Majeure” has persisted for twelve consecutive Months or more;

(v) upon written notice from Producer, if a default (other than a default of the type covered by clause (i) of this Section 2.4(a)) by Midstream Co extends for the period specified in Section 10.1(b)(ii);

(vi) Reserved;

(vii) upon an assignment by Midstream Co to an Affiliate Entity in accordance with Section 15.1(a)(ii), provided that simultaneously with such release, the Affiliate Entity Dedicated Properties are made subject to a treating agreement entered into with the Affiliate Entity; or

(viii) upon written notice from Producer, if a termination of Services pursuant to Section 12.2(a) has continued for more than six consecutive Months or, without a waiting period, if Producer has received notice from OpCo of its decision not to cause Midstream Co to provide Services to any planned facilities pursuant to Section 12.2(b).

(b) Discretionary Release. OpCo (on behalf of itself and Midstream Co) shall also consider in good faith any proposal by Producer made from time to time to permanently release one or more of the Dedicated Properties and the production therefrom from the dedication under this Agreement if Producer reasonably believes that utilizing the Individual System would be economically disadvantageous for Producer, considering all polishing, processing and treating alternatives and methods of transporting the Dedicated Production to the Individual System. OpCo, acting in good faith and in a commercially reasonable manner, (i) shall assess Producer’s assertion that utilizing the Individual System would be economically disadvantageous to Producer, and OpCo may take into consideration any adverse consequence to itself and its subsidiaries in releasing such Dedicated Properties and (ii) may accept or reject Producer’s proposal in its discretion.

(c) Interruption. Dedicated Production and any acreage covering such Dedicated Production may also be temporarily released from dedication under this Agreement as provided in this Agreement, including in the event of (i) an interruption unexcused under this Agreement as provided in Section 10.1(b)(i) or (ii) a termination of Services pursuant to Section 12.2 that continues for a period less than the period specified in Section 2.4(a)(viii). To the extent that an interruption or curtailment can be limited to an Individual System, Midstream Co shall so limit such interruption or curtailment, and to the extent that Midstream Co does so limit such curtailment or interruption, the temporary release permitted by this Section 2.4(c) shall only apply to the affected Individual System. Such temporary release shall terminate on the date specified herein or on the day agreed in writing by the Parties hereto (which date shall, in all cases, be the first Day of a Month); provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of the applicable interruption, curtailment or other temporary cessation described in this clause (c) of Section 2.4, such reservation shall continue until the earlier of (i) the first Day of the Month that is six Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (ii) the first Day of the Month after the termination of the applicable contract with such Third Party.

11	Second Amended and Restated Crude Oil Treating Agreement

(d) Evidence of Permanent Release. At the request of Producer, the Parties shall execute a release reasonably acceptable to Producer (which, in the case of a permanent release, shall be in recordable form) reflecting the permanent release of particular Wells and associated Drilling Units and acreage included in the Dedicated Properties from dedication under this Agreement in accordance with the provisions hereof. OpCo shall cause Midstream Co to execute and deliver any release required by clause (a) or (c) hereof, and, to the extent that OpCo elects to approve the discretionary releases under clause (b), OpCo shall cause Midstream Co to execute and deliver any such approved releases.

Section 2.5 Covenant Running with the Land. Subject to the provisions of Section 2.3 and Section 2.4, the dedication and commitment made by Producer under this Agreement are covenants running with the Dedicated Properties. For the avoidance of doubt, except as set forth in Article 15, (a) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (b) in the event Midstream Co sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement.

Section 2.6 Development Report; System Plan; Meetings. Producer shall execute and deliver to Midstream Co, at Midstream Co’s request, a fully recordable memorandum of this Agreement, substantially in the form of Exhibit D, or in such other form as mutually agreed by the Parties (including, if agreed by the Parties, one memorandum covering all applicable Transaction Documents).

Article 3

System Expansion and Service to Wells

Section 3.1 Development Report; System Plan; Meetings.

(a) Development Report. On or before January 1, 2016, Producer will provide Midstream Co with a report (“First Development Report”) describing (x) in detail the planned development, drilling, production, and other activities relating to potential trucked volumes that require processing from the Dedicated Production through the end of the first Reporting Period and (y) generally the long-term drilling and production expectations for anticipated truck volumes that require processing from those project areas in which drilling activity is expected to continue during the applicable Reporting Period and continuing beyond the end of such Reporting Period. On or before each April 1, each July 1, each October 1, and each January 1 of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Midstream Co an update of the then-current report describing (i) in detail the planned development, drilling and other activities relating to potential trucked volumes that require processing from the Dedicated Production for the applicable Reporting Period and (ii) generally the long-term drilling and production expectations for anticipated truck volumes that require processing from those project areas in the Dedication Area in which drilling activity

12	Second Amended and Restated Crude Oil Treating Agreement

is expected to continue beyond such Reporting Period and which will cover at least five Years following the date of such update (the First Development Report, as updated in accordance with the foregoing and as the then current report may be updated from time to time, the “Development Report”).

(b) Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to:

(i) the Wells that Producer expects will be drilled during the period covered thereby (each such Well reflected in such Development Report, a “Planned Well”); forward looking production estimates for the applicable time period covered by such Development Report for all Gas produced from each Well and Planned Well; and estimates of the portion of such production that is anticipated (x) to be trucked to a Third Party Truck Unload Facility and (y) to need polishing and additional treatment (such portion of total production from the Dedicated Area, the “Dedicated Production Estimates”);

(ii) the anticipated characteristics of the production from the Wells and Planned Wells (including gas and liquids content and gas and liquids composition) that will be trucked and may require processing and the projected Crude Oil production volumes applicable thereto;

(iii) (A) each new receipt point (including the location thereof) proposed by Producer with respect to the Dedicated Production Estimate reflected in such Development Report (each such receipt point, a “Planned Receipt Point”) and (B) each Receipt Point or Planned Receipt Point at which Producer expects to Tender Crude Oil reflected in such Development Report into the System;

(iv) (A) each new delivery point (including the location thereof) proposed by Producer with respect to the Dedicated Production Estimate reflected in such Development Report (each such delivery point, a “Planned Delivery Point”), (B) each Delivery Point at which Producer expects to nominate Producer Processed Crude Oil produced from the Dedicated Production Estimate reflected in such Development Report to be redelivered to Producer, and (C) the estimated volumes of Producer Processed Crude Oil produced from the Dedicated Production Estimate contained in such Development Report that Producer expects to nominate to each such Delivery Point;

(v) the earliest date on which each Planned Receipt Point and Planned Delivery Point included in the Development Report is required by Producer to be placed into service, which date shall not be earlier than three Months after the January 1st that is immediately subsequent to the date that the Development Report that initially reflected such Planned Receipt Point or Planned Delivery Point was delivered to Midstream Co hereunder; and

(vi) other information reasonably requested by Midstream Co that is relevant to the design, construction, and operation of the System, including (A) any expansion of the System proposed or requested by Producer, (B) the relevant Receipt Point and

13	Second Amended and Restated Crude Oil Treating Agreement

Planned Receipt Point facilities applicable to such Development Report, and (C) the relevant Delivery Point and Planned Delivery Point facilities applicable to such Development Report; provided that in no event shall (x) pricing, budget, hedging or similar financial information or (y) information that is covered by a confidentiality agreement or confidentiality obligations be supplied to Midstream Co.

Producer may deliver to Midstream Co, from time to time, an amendment to any Development Report previously delivered to Midstream Co in accordance with Section 3.1(a).

(c) System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties as shall be provided to Midstream Co by or on behalf of Producer, including as a result of meetings between representatives of Midstream Co and Producer, Midstream Co shall develop and periodically update a plan describing and/or depicting the modifications, enhancements, major maintenance and/or other actions necessary in order for the Individual System to be able to provide timely Services in accordance with the most recent Development Report and Section 4.4(a), including in connection with Producer’s planned development and drilling activities with respect to the Dedicated Properties. Such plan regarding the Individual System (each such plan, as updated in accordance with the foregoing and as the then current plan may be amended from time to time, the “System Plan”) shall demonstrate how Midstream Co shall satisfy the needs that are identified in the Development Report for (i) Services within the Dedication Area and (ii) additional facilities (including additional Individual Systems) constituting part of the Individual System. OpCo shall, subject to these Agreement Terms and Conditions, cause each Midstream Co to coordinate their System Plans so that, taken as a whole, the System Plans delivered by all of the Midstream Cos shall satisfy the needs for Services throughout the Service Area. Such System Plan shall include information as to:

(i) all Receipt Points, Planned Receipt Points, Delivery Points and Planned Delivery Points served or to be served by the System;

(ii) estimates of all modifications and/or enhancements to the System (including expansions of existing Individual Systems and construction of additional Individual Systems) that are necessary in order for Midstream Co to provide the Services with respect to the Dedicated Production Estimate as set forth in the applicable Development Report (the “Committed Build-Outs”);

(iii) Reserved;

(iv) Reserved;

(v) the anticipated schedule for completing the construction and installation of the planned Committed Build-Outs (such estimate, with respect to each such Committed Build-Out, the “Target Completion Date”);

(vi) the allocation methodologies to be used by Midstream Co with respect to allocations hereunder and, with respect to any System Plan after the initial System Plan, any proposed changes to the allocation methodologies then in effect (all such allocation methodologies shall comply with Exhibit A); and

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(vii) other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, and the relevant Receipt Points and Delivery Points; provided that in no event shall (x) pricing, budget or similar financial information or (y) information that is covered by a confidentiality agreement or confidentiality obligations be supplied to Producer;

Midstream Co shall deliver the applicable System Plan (including any updated System Plan) to Producer for Producer’s review and comment not later than 30 Days after Producer’s delivery to Midstream Co of the applicable Development Report or amendment thereto.

(d) Meetings. Midstream Co shall make representatives of Midstream Co available to discuss the most recent System Plan from time to time with Producer and its representatives at Producer’s request. Producer shall make representatives of Producer available to discuss the most recent Development Report from time to time with Midstream Co and its representatives at Midstream Co’s request. Midstream Co and its representatives shall have the right to meet not less frequently than Monthly with one or more representatives of Producer. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties (including amendments to the Development Report) and the System (including amendments to the System Plan for Producer’s review and comment) and shall have the opportunity to discuss and provide comments on the other Party’s plans.

(e) Acknowledgment. The Parties recognize that the plans for the development of the Dedicated Properties and the System set forth in the Development Report and the System Plan, as well as all information exchanged between the Parties regarding their intentions with respect to the development of the Dedicated Properties and the System, are subject to change and revision at any time at the discretion of Producer (in the case of plans for the Dedicated Properties) or Midstream Co (in the case of plans for the System, subject to the revised System Plan reflecting the Services necessary to provide Services in accordance with the then most recent Development Report), and that such changes may impact the timing, configuration, and scope of the planned activities of the other Party.

(f) Adjustments to Development Report and System Plan. From time to time, Producer may provide written notice to Midstream Co that Producer (i) has delayed the planned initial production date for a Planned Well, (ii) anticipates eliminating a Planned from its development plans and the Development Report or (iii) anticipates shutting in a Well that has been producing. Producer shall endeavor to ensure that the Development Report does not include any planned or existing Wells that Producer has determined should not be drilled, operated or maintained. To the extent that Producer has included any such Well in a Development Report, Producer shall provide Midstream Co with information regarding its revised assessment of such Well and the impact on the Dedicated Production Estimate. Midstream Co may adjust the System Plan as it determines to be appropriate and commercially reasonable to accommodate such elimination of Wells and a reduction in the Dedicated Production Estimate.

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(g) Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Midstream Co and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. Midstream Co and Producer, as applicable, may deliver one System Plan and one Development Report that addresses all of the requirements set forth in this Agreement and each other Transaction Document. In the sole discretion of each Person serving as a Midstream Co under an Agreement Addendum, such Midstream Co may work with any other Midstream Co to prepare and deliver a System Plan jointly (and OpCo may direct each of its subsidiaries to work together to prepare one System Plan). To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.

Section 3.2 Expansion of System; Committed Build-Outs.

(a) System Development. Midstream Co shall, at its sole cost and expense, design, construct and operate all Committed Build-Outs contained in the then-currently agreed System Plan for the purpose of providing Services in accordance with this Agreement. OpCo shall, subject to these Agreement Terms and Conditions, be responsible for ensuring that each Individual System is integrated into one System that satisfies the needs of Producer within the Service Area.

(b) Rights of Way, Surface Use, etc. Midstream Co is responsible, at its sole cost, for the acquisition and maintenance of rights of way, surface use and/or surface access agreements necessary to construct, own and operate the Individual System and provide the Services hereunder (including any Committed Build-Outs); provided, however, that in the event (i) any right of way, surface use and/or surface access agreement necessary to construct, own or operate any Committed Build-Out cannot be obtained by Midstream Co on terms and conditions reasonably acceptable to Midstream Co, and (ii) Producer cannot facilitate Midstream Co’s receipt of any such necessary right of way, surface use and/or surface access agreement on terms and conditions reasonably acceptable to Midstream Co, then Midstream Co shall not be obligated to complete such Committed Build-Out. Midstream Co agrees to provide Producer with quarterly updates as to the progress of any then-approved Committed Build-Outs. Additionally, should Midstream Co reasonably believe that any Committed Build-Out will not be completed and placed in-service by the applicable Target Completion Date reflected in the applicable System Plan, Midstream Co shall send written notice to Producer of such delay promptly upon Midstream Co’s determination that such delay will be reasonably likely to occur.

(c) Cooperation. Because of the interrelated nature of the actions of the Parties required to obtain the necessary permits and authorizations as expeditiously as reasonably practicable from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to own, operate, expand or construct each Individual System and the Planned Wells intended to be serviced by such Individual System. The Parties further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, consents and rights of way. Upon request by Producer, Midstream Co shall promptly provide to Producer copies of all state and federal permits and approvals obtained by Midstream Co in order to construct any portion of any Individual System.

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(d) Upon the completion of any Committed Build-Out, the Parties shall amend the applicable Agreement Addendum to describe each new Receipt Point and Delivery Point.

Article 4

Tender and Nomination

Section 4.1 Limitations on Service to Third Parties. Midstream Co shall obtain Producer’s consent prior to offering services to any Third Party, unless Midstream Co is required by a Governmental Authority to offer service to a Third Party, in which case Midstream Co shall provide Producer prior notice of offering such service to such Third Party or Third Parties.

Section 4.2 Reserved.

Section 4.3 Tender of Dedicated Production. Each Day during the Term, Producer shall Tender to the Individual System at each applicable Receipt Point all of the Dedicated Production that is produced within the Dedication Area. Producer shall have the right to Tender to Midstream Co for Services under this Agreement Crude Oil that is not Dedicated Production and shall have the right to Tender to Midstream Co at a particular Individual System Dedicated Production that is not produced within the Dedication Area; provided that Midstream Co’s obligation to take receipt of the Crude Oil described in this sentence is limited as set forth in Section 4.4.

Section 4.4 Services; Service Standard.

(a) Services. Midstream Co shall, at its sole cost and expense, provide facilities at each Receipt Point and Delivery Point identified on the applicable Agreement Addendum sufficient to provide the Services with respect to the Dedicated Production that is produced within the Dedication Area and that is Tendered at such Individual System (up to the volumes of Crude Oil for which such Individual System was designed to accommodate). Midstream Co may, at its discretion accept additional volumes from Producer. Producer shall have the right from time to time to request in the Development Report that an additional Receipt Point or Delivery Point shall be added, that the facilities at any Individual System be expanded to accommodate additional Crude Oil or that one or more new Individual Systems be constructed. Midstream Co shall accommodate such requests, except to the extent that Midstream Co determines such expansion of the System to be uneconomic, pursuant to Section 12.2 hereof, and such expansion shall be undertaken by Midstream Co, at its sole cost and expense.

(b) Services Standard. Midstream Co agrees to construct, install, own and operate, at its sole cost, risk and expense, the System, including facilities required to provide the Services contemplated in this Agreement, in a good and workmanlike manner in accordance with standards customary in the industry. Except through the fees for applicable Services pursuant to Article 5 or as otherwise provided in this Agreement, Producer shall have no responsibility for the cost of the System or any facilities constructed or to be constructed by Midstream Co.

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(c) (Reserved)

(d) OpCo’s Obligation. OpCo shall cause Midstream Co to perform as required in this Section 4.4, and OpCo shall cause its other subsidiaries to coordinate with or assist Midstream Co, as required to provide Producer with a consistent level of service throughout the Service Area.

Section 4.5 Nominations, Scheduling and Curtailment. Nominations and scheduling of Crude Oil and Processed Crude Oil available for, and interruptions and curtailment of, Services under this Agreement shall be performed in accordance with the applicable Operating Terms and Conditions set forth in Exhibit A.

Section 4.6 Suspension/Shutdown of Service.

(a) Shutdown. During any period when all or any portion of the Individual System is shutdown because of maintenance, repairs, Force Majeure, because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System or because providing Services hereunder has become uneconomic as further described in Section 12.2, receipts and/or deliveries of Producer’s Crude Oil and the Crude Oil of other producers may be curtailed as set forth herein. In such cases Midstream Co shall have no liability to Producer (subject to Section 10.1(b) and Section 12.2), except to the extent such shutdown is caused by the negligence, gross negligence or willful misconduct of Midstream Co; provided that Midstream Co shall have no liability for any special, indirect, or consequential damages.

(b) Interruptions. Midstream Co shall have the right to curtail or interrupt receipts and deliveries of Crude Oil for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that Midstream Co shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions. Midstream Co shall provide Producer (i) immediate notification of any unplanned curtailment or interruption, (ii) with 30 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Midstream Co has planned that would result in a curtailment or interruption of Producer’s deliveries and the estimated time period for such curtailment or interruption and (iii) with six Months prior notice of any maintenance (A) of which Midstream Co has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment or interruption of Producer’s deliveries for five or more consecutive Days.

(c) Other Operations. It is specifically understood by Producer that operations and activities on facilities upstream or downstream of the Individual System beyond Midstream Co’s control may impact operations on the Individual System, and the Parties agree that Midstream Co shall have no liability for any operations or activities upstream or downstream of the Individual System.

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Section 4.7 Marketing and Transportation. As between the Parties, Producer shall be solely responsible, and shall make all necessary arrangements at and downstream of the Delivery Points, for the receipt, further transportation, and marketing of Producer’s owned and Controlled Processed Crude Oil.

Section 4.8 Reserved.

Section 4.9 Downstream Delivery Points. Midstream Co shall use its commercially reasonable efforts to maintain, and shall act as a reasonable and prudent operator in maintaining, all interconnect and operating agreements with Third Parties reasonably necessary to facilitate the redelivery of Producer Processed Crude Oil to Producer at the Delivery Points.

Section 4.10 Delivery Point Vetting. Producer shall have the obligation to ensure that procedures are in place such that all rail cars and trucks receiving Producer Processed Crude Oil at a Delivery Point meet the Applicable Requirements and all Plant Rules. Midstream Co shall advise Producer of such standards and any changes thereto.

Article 5

Fees

Section 5.1 Fees. Producer shall pay Midstream Co each Month in accordance with the terms of this Agreement, for all Services made available to be accessed by Producer, whether or not Producer elects to deliver volumes to any Third Party Truck Unload Facility during such Month, an amount, for each Individual System, equal to the sum of (i) the product of (x) the Relevant Wells that are horizontal wells and that are located in the service area of the applicable Individual System multiplied by (y) the applicable Individual Horizontal Fee, (ii) the product of (x) the Relevant Wells that are vertical wells and that are located in the service area of the applicable Individual System multiplied by (y) the applicable Individual Vertical Fee and (iii) an amount equal to Producer’s allocated portion of the actual costs incurred by Midstream Co for electricity required to provide Services, such allocation to be based upon the aggregate volumes of Crude Oil received by Midstream Co.

Section 5.2 Fee Adjustments.

(a) Redetermination.

(i) Redetermination Proposal. Midstream Co shall prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee (unless the Parties mutually agree not to redetermine any particular Individual Fee) in accordance with this Section 5.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including, but not limited to, projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Midstream Co believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties

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(a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.

(ii) Reserved.

(iii) Subsequent Redetermination Timing. Each Redetermination Proposal shall be delivered by Midstream Co to Producer on or after November 1 of the applicable Delivery Year, but prior to December 31 of the applicable Delivery Year. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, such Individual Fee shall remain in effect without redetermination pursuant to this Section 5.2(a). For purposes of this Section 5.2(a)(iii), the Year during which a Redetermination Proposal is delivered is herein the “Delivery Year” and the immediately subsequent Year is herein the “Adjustment Year”.

(iv) Documentation. Concurrently with the documentation of the agreed rates described in this Section 5.2(a), the Parties shall formalize any amendments that were deemed to have occurred through the prior year, as described in Section 2.2 and Section 16.6.

(b) Annual Escalation. Effective as of July 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee by the Escalation Percentage (herein, the “Increase in Fee”) and adding the then-applicable Individual Fee to the Increase in Fee; provided that to the extent any portion of the Individual Fee is calculated by reference to amounts paid by Midstream Co to a Third Party (including but not limited to amounts paid pursuant to clause (iii) of Section 5.1(a)), such amounts shall not be subject to this Section 5.2(b). Such annual increase to the Individual Fee shall become effective on July 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 5.2(a), with an effective date during the same Year.

(c) Reserved.

(d) Reserved.

(e) Other Fee Adjustments. The amount invoiced by Midstream Co hereunder may be adjusted to reflect other adjustments expressly set forth in this Agreement, including pursuant to Section 5.3(d), Section 6.2 and Section 12.1.

Section 5.3 Treatment of Byproducts, System Gains/Losses, Fuel and Related Matters. The Producer and Midstream Co acknowledge that the fees chargeable by Midstream Co pursuant to Section 5.1, as adjusted pursuant to Section 5.2, appropriately compensate Midstream

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Co for Services and no separate fee shall be chargeable by Midstream Co and no refund or reduction in the fee shall be chargeable by Producer for the hydrocarbons or services described in this Section 5.3, except for the reimbursement described in Section 5.3(d). Midstream Co shall prepare a Monthly Loss/ Gain Report that details the quantities of each of the following on a Monthly basis and shall deliver such Monthly Loss/ Gain Report as specified in Section 9.1(d).

(a) Reserved.

(b) Flash Gas. To the extent that any Flash Gas (as defined in the Transaction Document relating to Crude Oil gathering) is recovered from the Crude Oil subject to this Agreement, Midstream Co shall dispose of such Flash Gas in a commercially reasonable manner (including incinerating such Flash Gas or collecting such Flash Gas for processing, in the sole discretion of Midstream Co). It is the expectation of the Parties that any Flash Gas derived from the Crude Oil subject to this Agreement shall be de minimis. In the event Flash Gas is ever produced in meaningful quantities hereunder, the Parties shall review this provision.

(c) System Gains/ Losses. No adjustment to the Services Fee will be made for System Gains/ Losses.

(i) Midstream Co will perform a Monthly material balance for each Individual System based on comparison of Crude Oil delivered to the Crude Oil received into the applicable Individual System at Receipt Points.

(ii) If, during any Month, System Gains/ Losses on an Individual System exceeds 2.00% of either energy or volumes of Producer’s owned or Controlled Crude Oil delivered to the Individual System in such Month, then Midstream Co will, for the respective Individual System, obtain updated test data (i.e. sample results, meter proves, etc.) from the Receipt Points in the applicable Individual System and conduct an inspection and calibration of all meters servicing such Individual System followed by an updated balance. If Midstream Co determines that a repair to the System is needed to reduce the System Gains/ Losses below 2.00%, Midstream Co shall undertake such repairs in a commercially reasonable manner and as soon after making such determination as is commercially reasonable.

(iii) Midstream Co shall provide Producer with prior notice of, and reasonable access to observe, any such meter balance.

(iv) The Monthly Loss/ Gain Report shall include a statement of the System Gains/ Losses.

(d) System Fuel. Producer shall provide all fuel to operate the Individual System, including the cost of transportation of such fuel to the Individual System.

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Article 6

Quality and Pressure Specifications

Section 6.1 Quality Specifications. Subject to Section 6.2 below, all Crude Oil delivered at the Receipt Points by Producer to Midstream Co shall meet the quality specifications set forth in Section 1.1 of Exhibit A, except, with respect to any Individual System for which different quality specifications are set forth in the applicable Agreement Addendum, such specifications that are set out in the applicable Agreement Addendum shall control. If Producer’s Crude Oil delivered to the Receipt Points complies with such quality specifications, all Producer Processed Crude Oil redelivered at the Delivery Points by Midstream Co to Producer shall meet the quality specifications applicable at the relevant Delivery Points. The Parties recognize and agree that all Crude Oil received into the Individual System may be commingled with other Crude Oil and, subject to Midstream Co’s obligation to redeliver to Producer at the Delivery Points Producer Processed Crude Oil that satisfies the applicable quality specifications of the Delivery Points, (a) such Crude Oil shall be subject to such changes in quality, composition and other characteristics as may result from such commingling, (b) Midstream Co shall have no other obligation to Producer associated with changes in quality of Crude Oil as the result of such commingling and (c) Midstream Co shall have the right to change the quality specifications to comply with any changes in the Downstream Facility specifications.

Section 6.2 Failure to Meet Specifications. If any Crude Oil Tendered by Producer to the System fails at any time to conform to the applicable specifications, then Midstream Co will have the right to (a) immediately discontinue receipt of such non-conforming Crude Oil and shall notify Producer of the specifications violation within twenty-four (24) hours, (b) accept receipt of and process the non-conforming Crude Oil, or (c) treat such hydrocarbons to conform to the quality specifications required hereunder and charge Producer a fee equal to the costs associated with treating such non-conforming Crude Oil (including without limitation any and all fees, expenses, fuel, shrinkage and losses). The receipt by Midstream Co of non-conforming hydrocarbons shall in no way be construed as a waiver of Midstream Co’s right to treat or refuse receipt of non-conforming hydrocarbons. Producer will promptly undertake commercially reasonable measures to eliminate the cause of such non-conformance and will indemnify and defend Midstream Co from all Losses suffered or incurred by Midstream Co as a result of the delivery of non-conforming Crude Oil by Producer.

Article 7

Term

Section 7.1 Term. This Agreement shall commence on the Original Effective Date and shall remain in effect until the 15th anniversary of the Original Effective Date (the “Initial Term”) and thereafter on a Year to Year basis until terminated by OpCo (on behalf of itself or on behalf of Midstream Co) or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon written notice no less than 90 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”).

Section 7.2 Effect of Termination or Expiration of the Term. Upon the end of the Term, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, (b) the indemnification provisions of Section 6.2 and Section 8.1 and all of Article 14 shall survive such termination and remain in full force and effect indefinitely and (c) Section 9.4 and Section 16.12 shall survive such termination and remain in full force and effect for the period of time specified in such sections.

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Article 8

Title and Custody

Section 8.1 Title. A nomination of Crude Oil by Producer shall be deemed a warranty of title to such Crude Oil by Producer, or a warranty of the good right in Producer to deliver such Crude Oil for polishing, processing and treating under this Agreement. By nominating Crude Oil for delivery into the Individual System, Producer also agrees to indemnify, defend, and hold Midstream Co harmless from any and all Losses resulting from any claims by a Third Party of title or rights to such Crude Oil.

Section 8.2 Custody. From and after Producer’s delivery of its owned or Controlled Crude Oil to Midstream Co at the Receipt Point(s), and, until Midstream Co’s redelivery of Producer Processed Crude Oil resulting from such Dedicated Production to or for Producer’s account at the applicable Delivery Point(s), as between the Parties, Midstream Co shall have custody and control of, and be responsible for, such Crude Oil and Producer Processed Crude Oil. In all other circumstances, as between the Parties, Producer shall be deemed to have custody and control of, and be responsible for, such Crude Oil and Processed Crude Oil.

Article 9

Billing and Payment

Section 9.1 Statements.

(a) Ordinary Course. Invoices shall be submitted to Producer on or before the 25th Day after the end of a Month (for purposes of this Section 9.1 only, the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Midstream Co to a Third Party (collectively, the “Reimbursed Amount”), such Reimbursed Amount shall be reflected on an invoice within 90 days of the end of the Month in which such Reimbursed Amount was paid by Midstream Co. The amount set forth in the applicable invoice shall reflect the amount owed by Producer to Midstream Co, net of any amounts payable by Midstream Co to Producer under any Transaction Document between Midstream Co and Producer.

(b) Information from Producer. On or before the 10th Day after the end of the applicable Invoice Month, Producer shall deliver to Midstream Co (via the contact information set forth for invoices on Exhibit C) a listing of each Well that produced Crude Oil in paying quantities during such Invoice Month and such listing shall designate each such Well as either vertical or horizontal. The Services Fee shall be calculated based on the information supplied by Producer.

(c) Detail. Midstream Co’s invoices and supporting information shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.

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(d) Monthly Loss/ Gain Report. Midstream Co shall deliver to Producer, on or before the close of business of the 40th Day after the applicable Invoice Month a Monthly Loss/ Gain Report, which shall set forth the volumes specified in Section 5.3 and in Exhibit A in sufficient detail that the Producer may verify that the allocation procedures in effect for the applicable Invoice Month were applied. If Midstream Co elects, it may deliver such Monthly Loss/ Gain Report concurrently with the applicable invoice.

(e) One Invoice. To the extent that Midstream Co and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents.

Section 9.2 Payments.

(a) Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Midstream Co. Any amounts not paid by the due date will be deemed delinquent and, with respect to amounts owed to Midstream Co, will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.

(b) All invoices shall be paid in full (subject to clause (d) of this Section 9.2), but payment of any disputed amount shall not waive the payor’s right to dispute the invoice in accordance with this Section 9.2.

(c) Producer may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice rendered under this Agreement or request an adjustment of any invoice for any arithmetic or computational error within 24 Months following the end of the Year of the date the invoice, or adjustment to an invoice, was rendered. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment.

(d) If Producer, in good faith, disputes the amount of any invoice of Midstream Co, Producer will pay Midstream Co such amount, if any, that is not in dispute and shall provide Midstream Co notice, no later than 30 Days after the date that payment of such invoice would be due under Section 9.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. Following Midstream Co’s receipt of such dispute notice, Producer and Midstream Co shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute, such dispute may be resolved in accordance with Section 16.7 of this Agreement.

(e) Upon resolution of the dispute, any required payment shall be made within 15 Days of such resolution, and, if such amount shall be paid to Midstream Co, such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.

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Section 9.3 Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after notice of such failure is provided to Producer or (b) Midstream Co has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Midstream Co, by written notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Midstream Co for Services to be provided under this Agreement in the following Month or (y) delivery to Midstream Co by Producer of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to Midstream Co, issued by Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 9.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Midstream Co’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Midstream Co shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).

Section 9.4 Audit. Each Party or any Third Party representative of a Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the previous 24 Months following the end of the Year in which such notice of audit, statement, charge or computation was presented. No more than one audit (taking all Transaction Documents together) shall take place during any Year (except that, if either Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days of resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

Section 9.5 Netting and Setoff. For invoicing purposes the Parties shall net all undisputed amounts due and owing, and/or past due, arising under the Transaction Documents to which Producer and Midstream Co are parties on the applicable Day such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. To the extent possible all fee adjustments set forth in Article 5 shall be accomplished by setoff or netting.

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Article 10

Remedies

Section 10.1 Suspension of Performance; Temporary Release from Dedication.

(a) Suspension. by Midstream Co as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 9, such failure is not due to a good faith dispute by Producer in accordance with Section 9.2(d), and such failure is not remedied within 5 Business Days of written notice of such failure to Producer by Midstream Co, Midstream Co shall have the right, at its option, to (i) suspend performance (including withholding any payments that are owed by Midstream Co to Producer, and such withheld amounts shall not be subject to setoff under Section 9.5) under this Agreement until such amount, including interest at the Interest Rate, is paid in full or (ii) continue performing the Services under this Agreement, and, acting in a commercially reasonable manner, sell any Crude Oil delivered by Producer to the Receipt Points, and use the proceeds therefrom to reimburse Midstream Co for any amounts due and owing to Midstream Co, and, at Producer’s election, either (y) remit any excess amounts received under such sale to Producer or (z) reduce the Services Fee due from Producer to Midstream Co for the following Month by the amount of such excess.

(b) Additional Suspensions as Remedies. If a Party fails to perform or comply with any material warranty, covenant or obligation (other than as provided in Section 10.1(a) or Section 2.4(a)(i)) contained in this Agreement (which Agreement, for the avoidance of doubt, is limited to the applicable Agreement Addendum under which the default has arisen and which, for the purposes of this Section 10.1(b) shall be referred to as the “Applicable Agreement”) and such failure has not been remedied within 60 Days after its receipt of written notice from the other Party of such failure, then the non-defaulting Party shall have the right to suspend its performance with respect to such Party (including withholding any payments that are owed to the other Party, and such withheld amounts shall not be subject to setoff under Section 9.5) under the Applicable Agreement. In no event shall OpCo or Midstream Co have remedies arising under this Section 10 against each other.

(i) If Producer elects to suspend performance as the result of Midstream Co’s uncured default, then Producer’s Dedicated Production shall be deemed to be temporarily released from the terms of the Applicable Agreement during the period of such suspension of performance. Such temporary release shall terminate and the dedication reinstated as of the first Day of the Month following Producer’s written acknowledgment to Midstream Co that Midstream Co’s default has been cured (or such other date as the Parties agree in writing, including writing in the form of electronic mail).

(ii) If the default by Midstream Co remains uncured for twelve consecutive Months, then the Dedicated Production shall be permanently released from the terms of the Applicable Agreement.

(c) Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

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Section 10.2 No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Article 14. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Section 10.3 Enforcement by OpCo. OpCo, on behalf of itself and Midstream Co, shall have the right to enforce all rights of Midstream Co set forth in this Agreement.

Article 11

Force Majeure

Section 11.1 Force Majeure. If either Midstream Co or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, neither Party shall be relieved from any indemnification obligation or any obligation to make payments as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only an Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.

Article 12

Change in Law and Scope

Section 12.1 Changes in Applicable Law.

(a) If any new Laws are enacted after the Original Effective Date that require Midstream Co to make capital expenditures with respect to the System, then Midstream Co may amend the applicable Individual Fee pursuant to Section 12.1(b), as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that Midstream Co may not amend the applicable Individual Fee pursuant to this Section 12.1 unless and until, in the reasonable judgment of Midstream Co, Midstream Co would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Midstream Co.

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(b) Producer and Midstream Co shall use their commercially reasonable efforts to comply with new applicable Laws, and shall negotiate in good faith to mitigate the impact of any new applicable Laws and to determine the amount of the new Individual Fee. If Producer and Midstream Co are unable to agree on the amount of the new Individual Fee as necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement, such fee will be determined by binding arbitration in accordance with Section 16.7. Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in Individual Fees agreed to in accordance with this Section 12.1.

Section 12.2 Unprofitable Operations and Rights of Termination.

(a) Existing Facilities. If, in the discretion of OpCo, (i) the polishing, processing or treating of Crude Oil from any Receipt Point(s), or (ii) the delivery of Processed Crude Oil to any Delivery Point(s), under this Agreement, is or becomes uneconomical due to its volume, quality, or for any other cause, then Midstream Co shall not be obligated to provide the applicable Services so long as such condition exists and OpCo shall not be obligated to cause Midstream Co or any other subsidiary to provide the Services so long as such condition exists. OpCo agrees that in its determination of uneconomical services, the same criteria shall be used for the Crude Oil Tendered by Producer as for all other gas and natural gas liquids being gathered through the System. In the event that OpCo causes Midstream Co to cease providing the Services with respect to the Tendered hydrocarbons, Producer may dispose of the Dedicated Production (or the applicable portion thereof) in its discretion. With respect to any Receipt Point or Delivery Point existing on the date that Services cease to be provided, OpCo at any time thereafter shall have the right to resume providing Services, if refused for reason or reasons resulting from an act of Producer or lack of action on the part of Producer, conditioned upon OpCo giving Producer at least two (2) Months’ notice of its election so to do. To the extent specified in Section 4.6, Producer may be entitled to a release of the affected volumes from the dedication hereunder.

(b) Planned Facilities. If OpCo determines, in its discretion, that an expansion of the Individual System or the System to satisfy the needs of Producer, as described in Section 3.2 hereof, would be uneconomical and delivers notice to Producer of such determination, then OpCo shall not be obligated to cause Midstream Co to undertake such expansion and no subsidiary of OpCo shall be obligated to provide the applicable Services and the Planned Wells (and the applicable Drilling Units) described in such notice shall be permanently released from the dedication hereunder. If OpCo determines, in its discretion, that an expansion of the Individual System or System, as applicable, to satisfy the needs of Producer, as described in Section 3.2 hereof, would temporarily be uneconomical either because Producer changed its drilling plans in a manner inconsistent with the then-current Development Plan or changed the timing of the planned drilling so as to adversely affect OpCo’s and its subsidiaries’ collective ability to provide Services to the Planned Wells (and the applicable Drilling Units), Producer shall be permitted to obtain Services pertaining to such Planned Wells from Third Party providers, as provided in Section 2.3(b), until such time as OpCo determines to cause a subsidiary to provide Services to the applicable Wells.

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(c) Supporting Documentation. Prior to OpCo causing Midstream Co to curtail Services as described in clause (a) of this Section 12.2, OpCo shall (i) deliver to Producer written notice at least 60 Days in advance of any proposed curtailment under this Section 12.2 (provided that the first Day of any such curtailment under this Section 12.2 may only be on the first Day of a Month) and (ii) within 10 Days of delivering such written notice to Producer, OpCo shall submit documentation to Producer supporting its claim that all or some of the Services have become uneconomical. As soon as OpCo determines that an expansion of the Individual System will not be economic, pursuant to clause (b) of this Section 12.2, OpCo shall communicate the same to Producer; provided that if Midstream Co (or OpCo) delivers a System Plan that describes a Committed Build-Out, then Midstream Co and OpCo shall be deemed to have waived (through the period of construction) its right to claim that such expansion is uneconomic pursuant to this Section 12.2. Nothing in this clause (c) shall give Producer a right to consent to a curtailment under this Section 12.2.

(d) Without limiting the right of Producer to revise the Development Report to eliminate any proposed Well(s), as described in Section 3.1(f), nothing herein shall be construed to require Producer to drill any Well or to continue to operate any Well that a prudent operator would not in like circumstances drill or continue to operate.

Article 13

Reserved

Article 14

Indemnification and Insurance

Section 14.1 Reciprocal Indemnity. Without in any way limiting the other indemnifications set forth in this Agreement, including Section 6.2 and Section 8.1.

(a) Producer Indemnification. Producer agrees to and shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF MIDSTREAM CO GROUP OR ANY OTHER PERSONS.

(b) Midstream Co Indemnification. Midstream Co agrees to and shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS.

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(c) Regardless of Fault. As used in the preceding two subclauses, the phrase “REGARDLESS OF FAULT” shall mean, with respect to any Loss that is caused in whole or in part by the negligence (whether sole, joint, concurrent, comparative, contributory, active, passive, or otherwise), strict liability, or other fault, of any member of Midstream Co Group or the Producer Group, without regard to the cause or causes thereof and without limitation of such Loss and whether or not caused by a pre-existing condition.

Section 14.2 Indemnification Regarding Third Parties. Each Party agrees that it shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Midstream Co Group, in proportion to the negligence or willful misconduct of said indemnifying Party.

Section 14.3 Actual Direct Damages. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT APPLY TO ANY DAMAGE, CLAIM, OR LOSS (A) RESULTING FROM THE DELIVERY BY PRODUCER OF CRUDE OIL NOT MEETING THE SPECIFICATIONS SET FORTH HEREIN OR (B) ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE UNDER THIS ARTICLE 14.

Section 14.4 Penalties. Producer shall release, indemnify, defend and hold Midstream Co harmless from any scheduling penalties or Monthly balancing provisions imposed by a Downstream Facility in any transportation contracts or service agreements associated with, or related to, Producer’s owned or Controlled Crude Oil, including any penalties imposed pursuant to the Downstream Facility’s tariff, or which may be caused by (i) an operational flow order or similar order respecting operating conditions issued by a Downstream Facility, (ii) a predetermined allocation directive from (or agreement with) Producer or (iii) other pipeline allocation methods, or by unscheduled production, or by unauthorized production.

Section 14.5 Insurance. OpCo (on behalf of itself and Midstream Co) and Producer shall carry and maintain no less than the insurance coverage set forth in Exhibit E. OpCo hereby subrogates to Midstream Co its rights arising under the insurance policies required to be maintained pursuant to this Section 14.5.

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Article 15

Assignment

Section 15.1 Assignment of Rights and Obligations under this Agreement.

(a) Assignment. Except as specifically otherwise provided in this Agreement, no Party shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior written consent of OpCo (in the case of an assignment by Producer) or Producer (in the case of an assignment by OpCo), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing,

(i) Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties, insofar as this Agreement relates to such Dedicated Properties, without the consent of Midstream Co; provided that (A) such Person assumes the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, Producer shall not be released from any of its obligations under this Agreement and (D) if such transfer or assignment is to a Person that is not an Affiliate of Producer, Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred;

(ii) Midstream Co may assign its rights and obligations under this Agreement to any Affiliate Entity insofar and only insofar as this Agreement relates to the Dedicated Properties for which such Affiliate Entity will be providing Services (such Dedicated Properties, the “Affiliate Entity Dedicated Properties”); provided that in lieu of assigning a portion of this Agreement (in the manner set forth in this subclause (ii)), Producer and Affiliate Entity may enter into a separate treating agreement applicable to the Affiliate Entity Dedicated Properties that is substantially similar to this Agreement and, with respect to the Dedicated Properties covered by such separate treating agreement (and only with respect to such Dedicated Properties), this Agreement shall terminate and cease to control; and

(iii) OpCo shall not permit any Midstream Co to transfer any part of the System, and Midstream Co may not transfer the applicable Individual System or any part of the applicable Individual System to a Person that is not an Affiliate Entity without the prior written consent of Producer. OpCo shall not transfer its rights or obligations under this Agreement to any Person that is not an Affiliate without the prior written consent of Producer.

(b) Notice; Binding Effect. Producer shall give Midstream Co notice of any assignment of this Agreement and/or Dedicated Properties within 30 Days after the date of execution of such permitted assignment. Midstream Co shall give Producer notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 15.1 shall be null and void ab initio.

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(c) Releases not Assignments. Any release of any of the Dedicated Properties from dedication under this Agreement pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 15.

Section 15.2 Pre-Approved Assignments. Either Party shall have the right without the prior consent of the other to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

Section 15.3 Change of Control. Except as expressly provided in Section 15.1, nothing in this Article 15 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 15 shall prevent Midstream Co’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Midstream Co. It is agreed that each member or owner of Producer or Midstream Co, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Midstream Co, as applicable, without restriction contained in this Agreement.

Article 16

Other Provisions

Section 16.1 Relationship of the Parties. The execution and delivery of an Agreement Addendum shall create a binding agreement between the Parties signatory thereto, consisting of the terms set forth in such Agreement Addendum together with the terms set forth in these Agreement Terms and Conditions. It is not the intention of the signatories of one Agreement Addendum to be bound to or otherwise in privity of contract with the signatories of any other Agreement Addendum, as it is the intention of the Parties that the execution and delivery of each Agreement Addendum shall form a separate and distinct contract. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 16.2 Notices. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, in each case, addressed (i) if to Producer, at the address for such Person shown in Exhibit C and (ii) if to Midstream Co or OpCo, then to OpCo and the applicable Midstream Co, at the address set forth on the applicable Agreement Addendum. Notices and communications with respect to nominations, interruptions,

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curtailments, operations or similar ordinary course or operational communications may be delivered by electronic mail (including with a PDF of the notice or other communication attached); provided that any such electronic mail is confirmed either by written confirmation or U.S. Express Mail. For the avoidance of doubt, any communication relating to non-ordinary course matters, including notices regarding breach, exercises of remedies, rate redeterminations under Article 5, and other legal matters shall not be deemed delivered until actually received by the intended recipient or until the written confirmation of such electronic communication has been provided. Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Person may change their contact information for notice by giving notice to the other Party in the manner provided in this Section 16.2.

Section 16.3 Reserved.

Section 16.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 16.5 Entire Agreement; Conflicts. This Agreement (consisting of the Agreement Terms and Conditions and the applicable Agreement Addendum) constitutes the entire agreement of the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no warranties, representations, or other agreements among the Parties relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 16.6 Amendment.

(a) This Agreement may be amended only by an instrument in writing executed (except as otherwise set forth in this Section 16.6) by the Parties and expressly identified as an amendment or modification. It is hereby understood and agreed that as additional Individual Systems are added to the System in satisfaction of the needs identified by Producer, within the Service Area, OpCo shall or shall cause its applicable subsidiaries to enter into amendments, with Producer, to the applicable Agreement Addendum to cover such additional aspects of the

33	Second Amended and Restated Crude Oil Treating Agreement

System and additional Persons may from time to time execute and deliver an Agreement Addendum thereby entering into one or more new Agreements covering such additional aspects of the System.

(b) Either Party may propose an amendment to the applicable Agreement Addendum by delivering such amendment to the other Party and such proposed amendment shall be deemed accepted by both Parties (without execution of the same) so long as (x) such proposed amendment is consistent with the System Plan and Development Report most recently delivered prior to delivery of the proposed amendment, (y) the Party receiving such proposed amendment does not object or offer revisions to the proposed amendment within 10 Business Days of receipt of such proposed amendment and (z) such amendment does not modify any Services Fee.

(c) To the extent that, during any Year, an amendment to the applicable Agreement Addendum is effectuated through the process in clause (b) of this Section 16.6, the Parties shall acknowledge and ratify such amendment annually (in connection with the rate redetermination described in Section 5.2).

(d) If the conditions of clauses (x), (y) and (z) of clause (b) of this Section 16.6 are not satisfied, the proposed amendment shall only become effective after being executed by both Parties.

(e) In the event of a conflict between (i) these Agreement Terms and Conditions or any exhibit to this agreement, on the one hand, and (ii) an applicable Agreement Addendum, on the other, the applicable Agreement Addendum shall control.

Section 16.7 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. The Parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration then in effect (the “Rules”) by a sole arbitrator appointed in accordance with the Rules. The arbitrator is not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party irrevocably waives any damages in excess of actual damages. Arbitration shall be held in the English language in Denver, Colorado, United States of America, and the decision of the arbitration panel shall include a statement of the reasons for such decision, and the award shall be final and binding on the Parties. Awards shall be final and binding on the Parties from the date they are made and judgment upon any award may be entered in any court having jurisdiction. The arbitrator shall apply the laws of the State of Colorado, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.

Section 16.8 Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

34	Second Amended and Restated Crude Oil Treating Agreement

Section 16.9 Preparation of Agreement. Both Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 16.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.

Section 16.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

Section 16.12 Confidentiality. The Parties agree that this Agreement and all related data and information exchanged by them shall be maintained in strict and absolute confidence and no Party shall disclose, without the prior written consent of the other Parties, any part of this Agreement unless the release of such information is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties or any Affiliates are traded. Nothing in this Agreement shall prohibit the Parties from disclosing whatever information in such manner as may be required by statute, rule or regulation; nor shall any Party be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to either Party or to any Person proposing to purchase the equity in any Party to this Agreement or the assets owned by any Party to this Agreement. Notwithstanding the foregoing, the restrictions in this Section 16.12 will not apply to information that (i) is in the possession of the Party receiving such information prior to disclosure by the other Party, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party on a non-confidential basis from a source other than the other Party, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party. With respect to any Third Party that holds a working interest in any portion of the Dedicated Properties, Midstream Co, with the consent of Producer, may (x) share a copy of this Agreement to any such Person who requests a copy and (y) provide a gathering agreement, substantially in the form hereof, with such adjustments or modifications to accommodate a non-operating working interest owner as deemed necessary or appropriate by Midstream Co to any such Person who elects to take production in kind, rather than having Producer market such production. This provision of this Agreement will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.

(End of Agreement Terms and Conditions)

35	Second Amended and Restated Crude Oil Treating Agreement

EXHIBIT A

OPERATING TERMS AND CONDITIONS

1.1 Quality Specifications. Each Individual System will be operated as an independent and distinct facility, and as such, Crude Oil received from Producer at each Receipt Point shall conform to the applicable quality specifications of the relevant downstream pipeline or the following quality specifications, whichever is most restrictive, provided that the following may be varied or adjusted as described in Section 6.1 or by express language set forth in the applicable Agreement Addendum.

(a) Midstream Co will not accept any Crude Oil unless it meets the specifications listed in the chart below and unless other properties of such Crude Oil (viscosity, pour point, and other properties) such that it will be readily susceptible to treating for the removal of impurities and to transportation through the Downstream Facilities. These specifications may be applied to each Barrel of Producer’s nomination and not be limited to the composite sample of the nomination.

Crude Oil
API Gravity, º API	33 – 65
Sulfur Content, Weight %	<= 0.45
BS&W	<= 3.0%

(b) Midstream Co will reject all tenders when: (i) the Reid vapor pressure of the Crude Oil exceeds ten pounds (10 lbs.) at one hundred degrees Fahrenheit (100ºF); (ii) the true vapor pressure of the Crude Oil might result in non-compliance with federal, state or local regulations by Midstream Co or by pipelines downstream of the Delivery Point; (iii) if Midstream Co determines that Producer has delivered Crude Oil that contains or has been contaminated by the presence of any excessive deleterious substances including but not limited to metals, chlorinated and/or oxygenated hydrocarbons, hydrogen sulfide, and/or salt; or (iv) if Midstream Co determines that Producer has delivered Crude Oil that will adversely affect the quality of Crude Oil received from other producers, cause disadvantage to other producers or Midstream Co, or damage or change the characteristics of the common stream of the Individual System.

(c) All Crude Oil delivered by Producer to Midstream Co shall have a maximum temperature of one hundred twenty degrees (120º) Fahrenheit at the Receipt Point.

(d) From time to time, Midstream Co may require that Producer furnish certified laboratory reports showing the results of quality tests on the Crude Oil tendered for gathering. Midstream Co may also from time to time obtain samples for laboratory analysis to check compliance with the specifications cited above.

Exhibit A - Page 1	Second Amended and Restated Crude Oil Treating Agreement

1.2 Crude Oil Nominations and Scheduling.

(a) Crude Oil shall be accepted only under a nomination submitted by Producer. For purposes of this Agreement, a nomination is the volume, in Barrels per day, forecasted by Producer to be delivered to Receipt Points and redelivered by Midstream Co to Delivery Point(s) for a particular month of delivery. Nominations shall be submitted on or before the 25th day of the month preceding the month of delivery.

(b) Producer and Midstream Co agree that:

(i) It is the intent of Producer and Midstream Co that Crude Oil be received and redelivered under this Agreement at the similar quantities for a delivery month. Individual System storage shall be used only for the operational purposes of Midstream Co, as determined solely by Midstream Co.

(ii) In the event interruption or curtailment of service is required or occurs, Midstream Co’s dispatcher will advise (by telephone, following up by writing, including writing in the form of electronic mail) Producer of an interruption or curtailment as soon as practicable or in any event within twenty-four hours of the occurrence of such event.

(iii) Nothing contained in this Agreement shall preclude Midstream Co from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of the System.

(c) Midstream Co shall maintain an inventory account (the “Inventory Account”) for Producer and each other shipper or producer on the System which reflects for each Month with respect to each producer on the System (including Producer) (i) the total volumes received and delivered; and (ii) any other information deemed necessary and appropriate by Midstream Co, all on an Individual System basis. Midstream Co shall provide a statement of Producer’s Inventory Account as part of the supplemental and supporting information for each invoice.

1.3 At the end of the Term, Producer’s Crude Oil in inventory within the System, or within the respective Individual System within the System, will be delivered by Midstream Co to the Delivery Point(s) specified by Producer within sixty (60) days after the end of the Term.

1.4 Measurement Devices.

(a) Midstream Co shall construct, install, own and operate the Measurement Devices located at the Receipt Points. The Measurement Devices installed by Midstream Co shall be, subject to Producer’s approval of such location, on the Receipt Point.

(b) Midstream Co shall install, own and operate (or cause to be installed, owned, and operated) the Measurement Devices located at the Delivery Points.

Exhibit A - Page 2	Second Amended and Restated Crude Oil Treating Agreement

(c) Measurement Devices will be constructed, installed and operated in accordance with industry standards referenced below and governmental regulation BLM Onshore Order No. 4; Measurement of Oil and as agreed upon by both Producer and Midstream Co as part of the approved System Plan:

(i) API Manual of Petroleum Measurement Standard, Chapter 6.1, Metering Assemblies, Lease Automatic Custody Transfer (LACT)

(ii) API, MPMS, Spec 11N, Specification for Lease Automatic Custody Transfer (LACT)

(d) Midstream Co may, but shall not be obligated to, replace or make any alterations to the Measurement Devices necessary to comply with any applicable Laws.

(e) The accuracy of all owned Measurement Devices will be verified by Midstream Co at monthly intervals and, if requested, in the presence of a representative of Producer. Midstream Co shall verify the accuracy of any owned Measurement Device before the next monthly verification required by the preceding sentence if Producer requests a special test as described below. Notwithstanding the foregoing, however, when Daily deliveries of Crude Oil at any Receipt Point or Delivery Point average 100 Barrels per Day or less during any Month, Midstream Co may request from Producer that the accuracy of the Measurement Devices at such Receipt Point or Delivery Point will be verified quarterly. If, upon any test, any Measurement Device is found to be inaccurate by 0.25% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Crude Oil under this Agreement. If, upon any test, any Measurement Device is found to be inaccurate by more than 0.25% (excessive meter factor deviation), such Measurement Device will immediately be removed from service, adjusted, repaired or replaced to record accurately (within the manufacturer’s allowance for error) and reproved prior to returning to service. If the excessive meter factor deviation can be explained by changing conditions (gravity, temperature or flow-rate) no corrective action may be taken if mutually agreed upon by both Midstream Co and Producer. Any previous recordings of such Measurement Device with an excessive meter factor deviation will be corrected by using the arithmetic average of the malfunction factor and the previous factor shall be applied to the production measured through the meter between the date of the previous factor and the date of the malfunction factor. The proving report must clearly indicate the meter’s malfunction factor and all remarks associated with the repairs and/or adjustments. If Producer desires a special test of any Measurement Device, at least 72 hours’ advance notice will be given to Midstream Co by Producer, and both Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 0.25% or less, Midstream Co will have the right to bill Producer for the costs incurred due to such special test, including any labor and transportation costs, and Producer will pay such costs promptly upon invoice therefor.

(f) As requested by Producer the Measurement Devices shall include a sufficient number of data ports, and Midstream Co shall permit Producer to connect to such data ports, as shall be required to provide to Producer on a real-time basis all measurement data generated by such measurement equipment. Producer shall be responsible at its own cost for obtaining equipment and/or services to connect to such data ports and receive and process such data.

Exhibit A - Page 3	Second Amended and Restated Crude Oil Treating Agreement

(g) The data and records by which measurements are determined shall be available for the use of both Parties in fulfilling the terms and conditions thereof. Each Party shall, upon request of the other, mail, email or deliver for checking and calculation all volume, BS&W, and gravity, average flowing temperature, average flowing pressure and other meter and/or test records in its possession and used in the measurement and/or allocation of Crude Oil delivered under this Agreement within 30 Days after the last billing period. Such data shall be returned within 90 Days after the receipt thereof.

(h) Each Party shall preserve or cause to be preserved for mutual use all test data or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months. Each Party shall comply with Noble Document Retention Policy FIN027.

1.5 Measurement Procedures. The measurements of the quantity and quality of all Crude Oil delivered at the Receipt Points and Delivery Points will be conducted in accordance industry standard (referenced below) and governmental regulations, BLM Onshore Order No. 4; Measurement of Oil.

API Manual of Petroleum Measurement Standards:

Chapter 4, Proving Systems

Chapter 5.1. General Considerations for Measurement by Meters

Chapter 5.6, Measurement of Liquid by Coriolis Meters

Chapter 7, Temperature Determination

Chapter 8, Sampling

Chapter 8.2, Automatic Sampling of Petroleum and Petroleum Products

Chapter 9, Density Determination

Chapter 10, Sediment and Water

Chapter 12.2, Calculation of Petroleum Quantities Measured by Turbine or Displacement Meters

1.6 Reserved.

1.7 Allocations. Allocations required for determining payments or fees due under this Agreement shall be made by Midstream Co. Midstream Co shall provide an allocation methodology to Producer for its review and approval. This Section 1.7 shall be based upon the measurements taken and quantities determined for the applicable Month based on the proportionate volumes of Crude Oil delivered by Producer and by each other producer in the System.

(End of Exhibit A)

Exhibit A - Page 4	Second Amended and Restated Crude Oil Treating Agreement

EXHIBIT B

SERVICE AREA

Weld County, Colorado and surrounding counties

Exhibit B - Page 1	Second Amended and Restated Crude Oil Treating Agreement

EXHIBIT C

PRODUCER’S ADDRESSES FOR NOTICE PURPOSES

NOTICES & CORRESPONDENCE	PAYMENTS BY ELECTRONIC FUNDS TRANSFER

Noble Energy, Inc.

On behalf of itself and each other Producer

1625 Broadway, Ste 2200

Denver, CO 80202

Attention: Director of USO Finance,

                 Gerald Free

Telephone:     (303) 228-4174

Email: Gerald.Free@nblenergy.com

ABA/Routing Number: 021000021 Account Number: 08805135066 Account Name: Noble Energy, Inc. Financial Institution: JP Morgan Bank Swift: CHASUS33

INVOICES 1001 Noble Energy Way Houston, TX 77070 Attention: Director of Revenue Accounting John Nedelka Telephone: (281) 872-3120 Email: John.Nedelka@nblenergy.com

FOR OPERATIONS Attention: Vice President – Noble Energy in the DJ Business Unit Mark Patteson Noble Energy, Inc. 1625 Broadway, Ste 2200 Denver, CO 80202

Exhibit C - Page 1	Second Amended and Restated Crude Oil Treating Agreement

EXHIBIT D

MEMORANDUM OF SERVICES AGREEMENT WITH DEDICATION

THIS MEMORANDUM OF SERVICES AGREEMENT WITH DEDICATION (this “Memorandum”) is entered into by and between Noble Energy, Inc., a Delaware corporation (“Producer”), and (INSERT APPROPRIATE MIDSTREAM CO), a Delaware (INSERT ENTITY TYPE) (“Midstream Co”). Producer and Midstream Co are individually referred to in this Memorandum as a “Party” and collectively as “Parties.”

WHEREAS, the Parties hereto have entered into that certain Amended and Restated Crude Oil Treating Agreement, consisting of the Agreement Terms and Conditions together with the Agreement Addendum, collectively dated effective as of             ,             (the “Agreement”);

WHEREAS, Midstream Co owns and operates the Individual System for treating and processing Crude Oil produced within certain counties in Colorado; and

WHEREAS, the Parties have executed this Memorandum for the purpose of imparting notice to all persons of Producer’s dedication and commitment of its interests in oil and gas leases and/or oil and gas interests and Producer’s production from or attributable to such interests to the Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. The Agreement is incorporated in its entirety in this Memorandum by reference, and all capitalized terms used but not defined in this Memorandum and defined in the Agreement shall have the meaning ascribed to them in the Agreement.

2. The Parties have entered into the Agreement to provide for, among other things, the commitment and dedication by Producer of its Dedicated Properties (subject to any conflicting dedications) for the purposes set forth in the Agreement. The Dedicated Properties are Producer’s interests in the oil and/or gas leases, mineral interests and other similar interests owned by Producer in the Dedication Area as of the date hereof, including those certain oil and/or gas leases, mineral interests and other similar interests described on Exhibit A, that are owned by Producer. The Dedication Area is more particularly described in Exhibit B.

3. The dedication and commitment made by Producer under the Agreement is a covenant running with the land subject to the terms of the Agreement. Any transfer by Producer of any of Producer’s interests in the Dedicated Properties shall comply with Article 15 of the Agreement, which, among other matters, requires that, except in certain circumstances, the transfer be expressly made subject to the Agreement. The Producer and Midstream Co are not under any obligation to record an updated version of this Memorandum in the event of any transfer of Dedicated Properties or rights under the Agreement that is permitted by the terms of the Agreement.

Exhibit D - Page 1	Second Amended and Restated Crude Oil Treating Agreement

4. Should any person or firm desire additional information, said person or firm should contact:

(INSERT APPROPRIATE MIDSTREAM CO)

c/o Noble Energy, Inc.

1625 Broadway, Ste 2200

Denver, CO 80202

Attention:	Finance Manager
Charles Varnell
Telephone:	(303) 228-4466
Email:	Charles.Varnell@nblenergy.com

and, subject to an appropriate confidentiality agreement, any person may receive a copy of the Agreement upon written request to such person at such address.

5. Upon termination of the Agreement, Producer and Midstream Co shall file of record a release and termination of the Agreement and this Memorandum.

6. This Memorandum shall be binding upon and shall inure to the benefit of the Parties hereto, and to their respective heirs, devisees, legal representatives, successors and permitted assigns.

(Signature page follows)

Exhibit D - Page 2	Second Amended and Restated Crude Oil Treating Agreement

IN WITNESS WHEREOF, this Memorandum shall be effective as of the date first stated above.

“Producer”

NOBLE ENERGY, INC.

By:
Name:
Title:

State of

County of

The foregoing instrument was acknowledged before me this                      (date) by                                         (name of officer or agent, title of officer or agent) of Noble Energy, Inc., a Delaware corporation, on behalf of the corporation.

Notary Public

Print Name:

My commission expires:

Exhibit D - Page 3	Second Amended and Restated Crude Oil Treating Agreement

“Midstream Co”

(INSERT NAME OF MIDSTREAM CO)

By:
Name:
Title:

State of

County of

The foregoing instrument was acknowledged before me this                      (date) by                                          (name of officer or agent, title of officer or agent) of (INSERT NAME OF MIDSTREAM CO), a Delaware (INSERT ENTITY TYPE), on behalf of the (INSERT ENTITY TYPE).

Notary Public

Print Name:

My commission expires:

Exhibit D - Page 4	Second Amended and Restated Crude Oil Treating Agreement

EXHIBIT E

INSURANCE

Each of OpCo and Producer shall purchase and maintain (or cause to be purchased and maintained) in full force and effect at all times during the Term of this Agreement, at such Party’s sole cost and expense and from insurance companies that are rated (or whose reinsurers are rated) “A-VII” or better by AM Best or “BBB-” or better by Standard & Poors or an equivalent rating from another recognized rating agency, policies providing the types and limits of insurance indicated below, which insurance shall be regarded as a minimum and, to the extent of the obligations undertaken by such Party in this Agreement, shall be primary (with the exception of the Excess Liability Insurance and Workers’ Compensation) as to any other existing, valid, and collectable insurance. Each Party’s deductibles shall be borne by that Party.

A.	Where applicable, Workers’ Compensation and Employers’ Liability Insurance, in accordance with the statutory requirements of the state in which the work is to be performed, and endorsed specifically to include the following:

1.	Employers’ Liability, subject to a limit of liability of not less than $1,000,000 per accident, $1,000,000 for each employee/disease, and a $1,000,000 policy limit.

The Workers’ Compensation and Employers’ Liability Insurance policy(ies) shall contain an alternate employer endorsement.

B.	Commercial General Liability Insurance, with limits of liability of not less than the following:

$2,000,000 general aggregate

$1,000,000 each occurrence, Bodily Injury and/or Property Damage Combined

Single Limit

Such insurance shall include the following:

1.	Premises and Operations coverage.

2.	Contractual Liability covering the liabilities assumed under this Agreement.

3.	Broad Form Property Damage Liability endorsement, unless policy is written on November 1988 or later ISO form.

4.	Products and Completed Operations.

5.	Time Element Limited Pollution coverage.

C.	If applicable, Automobile Liability Insurance, with limits of liability of not less than the following:

$1,000,000 Bodily Injury and/or Property Damage Combined Single Limit, for each occurrence.

Such coverage shall include hired and non-owned vehicles and owned vehicles where applicable.

D.	(Reserved)

E.	Excess Liability Insurance, with limits of liability not less than the following:

Limits of Liability - $10,000,000 Occurrence/Aggregate for Bodily Injury and Property Damage in excess of the coverage outlined in Paragraphs A, B, C and D.

The limits of coverage required in this Agreement may be met with any combination of policies as long as the minimum required limits are met.

Each Party to this Agreement shall have the right to acquire, at its own expense, such additional insurance coverage as it desires to further protect itself against any risk or liability with respect to this Agreement and operations and activities under this Agreement or related thereto. All insurance maintained by Producer or OpCo shall contain a waiver by the insurance company of all rights of subrogation in favor of the other Party.

Neither the minimum policy limits of insurance required of the Parties nor the actual amounts of insurance maintained by the Parties under their insurance program shall operate to modify the Parties’ liability or indemnity obligations in this Agreement.

A Party may self-insure the requirements in this Exhibit E if such Party is Controlled by Noble Energy, Inc. and, otherwise, if such Party or its parent is considered investment grade (S&P BBB- or equivalent or higher).

(End of Exhibit E)